Exhibit 99.1

July 13, 2021

Qurate Retail, Inc. Announces David Rawlinson II as Next President and CEO

Seasoned Technology and Media Executive to Lead Global Multiplatform and Livestreaming Retail Group

ENGLEWOOD, Colo.--(BUSINESS WIRE) -- Qurate Retail, Inc. (“Qurate Retail”) (Nasdaq: QRTEA, QRTEB, QRTEP) today announced that David Rawlinson II will assume the role of President and CEO effective October 1st. He will succeed Mike George after a two-month transition period, beginning August 1st, during which time David will serve as President and CEO-Elect.

“We are pleased to welcome David Rawlinson to the Qurate family. David brings an impressive track record of success, most recently with two storied brands, Nielsen and Grainger. At these companies, David was a transformational leader and successfully managed the businesses through evolutionary transitions. His knowledge of global e-commerce, understanding of consumer trends and focus on mission and culture as a purpose-driven leader make him a natural fit for Qurate Retail. We look forward to his leadership as we continue to deliver on our brand purpose and principles across all our stakeholder groups,” said Greg Maffei, Qurate Retail Executive Chairman. “The Board and I want to thank Mike George for being an exceptional leader of QVC, and then Qurate Retail, for almost sixteen years, bringing our unique video commerce experiences to new generations of consumers worldwide, and especially for his dedication and commitment during the pandemic.”

“Qurate Retail operates as a unique and powerful enterprise. The world of shopping has been forever changed by the pandemic and these brands have the international scale, customer affinity, and expertise in driving and meeting demand across multiple platforms to define the future of experiential retail,” said David Rawlinson II. “QVC and HSN pioneered home shopping and are now set to define a new world of seamless shopping. Zulily, Ballard Designs, Frontgate, Garnet Hill and Grandin Road are all focused and modern brands with passionate customers and unique value propositions. Together, Qurate Retail is in a strong position to drive value for our customers, shareholders, communities, and employees. I look forward to working with the exceptional team at Qurate Retail and I am grateful to Mike for being such a capable and values-driven leader for the company. I also want to thank Greg and the Board for this opportunity.”

“It’s bittersweet as I look to my retirement at the end of this year. I could not be prouder of the Qurate Retail team and the way they have evolved our business to a robust multi-brand portfolio of truly differentiated lifestyle brands,” said Mike George, President and CEO, Qurate Retail. “I am confident David’s experience, shared values, and leadership will greatly benefit the entire Qurate Retail community; I look forward to welcoming David and to working together to support a seamless transition.”

Prior to joining NielsenIQ as CEO, David was President of Grainger Global Online, where he led the fastest growth, stand-alone division of W.W. Grainger, Inc. (NYSE: GWW), a Fortune 500 Company, and under his leadership the business grew double digits every year and won multiple national awards for workplace culture. David serves on the boards of Discover Financial Services (NYSE: DFS) and NielsenIQ. He previously served on the board of MonotaRO Co. Ltd., a top Japanese e-commerce and industrial retail firm and Nielsen Holdings (NYSE: NLSN). David has also held executive roles with ITT Exelis, formerly ITT Corp. He also served a Presidential appointment as a White House Fellow and held various appointed positions in both the Bush and Obama administrations. In the Obama Administration, he was a Senior Advisor for Economic Policy with the White House National Economic Council. He has an MBA from Harvard Business School, a JD from the University of South Carolina School of Law and is a graduate of The Citadel.

From October 1st until his retirement at year-end, Mike will serve as a senior advisor to Qurate Retail to assist in transitional matters. Effective January 1, 2022, and concurrently with Mike’s retirement from the Board of Directors of Qurate Retail, David will join the Board. Qurate Retail had announced in November 2020 that Mike George would be retiring from the company at the end of 2021, allowing ample time for transition planning and an executive search process.

About Qurate Retail, Inc.

Qurate Retail, Inc. is a Fortune 500 company comprised of seven leading retail brands – QVC®, HSN®, Zulily®, Ballard Designs®, Frontgate®, Garnet Hill®, and Grandin Road® (collectively, “Qurate Retail GroupSM”). Globally, Qurate Retail Group is a world leader in video commerce, among the top 10 e-commerce retailers in North America (according to Digital Commerce 360), and a leader in mobile commerce and social commerce. The retailer reaches approximately 218 million homes worldwide via 14 television networks and reaches millions more via multiple streaming services, social pages, mobile apps, websites, print catalogs, and in-store destinations Qurate Retail, Inc. also holds various minority interests and green energy investments.

Qurate Retail, Inc.
Courtnee Chun, 720-875-5420

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